Exhibit 21.1

List of Subsidiaries of Forward Industries, Inc.

Intelligent Product Solutions, Inc., a New York Corporation

Forward Industries (Switzerland) GmbH, a Swiss Corporation

Forward Ind. (UK) Limited, Limited Company of England and Wales

Forward Industries (IN), Inc., an Indiana corporation